Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

FIRST-QUARTER 2019 RESULTS

Ongoing Price Increases and Cost Actions Benefit Bottom Line Performance

Continued Success with Transition to Lower Cost Value Chain Structure

Positions Innophos to Improve Earnings by End of 2019

CRANBURY, New Jersey - (April 30, 2019) - Innophos Holdings, Inc. (NASDAQ: IPHS) today announced financial results for its first-quarter ended March 31, 2019.

Strategic Highlights

•	Continued progress executing against our Vision 2022 strategic roadmap and Strategic Pillars

•	Contributions from price actions continued to offset input cost increases

•	Advanced the transition to lower cost value chain structure as the Geismar facility successfully optimized the processing of the new multi-sourced supply mix and scaled up to targeted run rates

•	On track to realize adjusted diluted EPS improvement of 10%, or $0.25 to $0.27 per share run rate by the end of 2019

Q1 2019 Financial Highlights

•

Sales of $191 million were similar sequentially, but down 7% compared with the prior-year quarter as pricing power was predominantly offset by the planned discontinuation of low-margin nutrition trading business and orders shifting out of the quarter due to timing and Midwest flooding, as well as weaker than expected demand in certain Industrial Specialties categories, related in part to “indirect” tariff effects

•	GAAP Net Income of $9 million, or $0.44 per share, was down 20% from Q1 2018 primarily due to severance costs and Mexico natural gas supply adjustment charges incurred in the quarter

•

Q1 Adjusted EBITDA of $30 million was sequentially flat, but down $2 million year-on-year, while adjusted EBITDA margin of 16% was up 37 bps sequentially and up 4 bps compared with the prior-year quarter, reflecting improved mix and continued benefits of price and cost actions

•	Q1 Adjusted Diluted EPS decreased 5% year over year to $0.57 due to lower volumes

Management Comments

“Innophos’ first-quarter performance was marked by our ability to deliver an adjusted EBITDA margin in line with last year, despite a difficult year-over-year comparison on the top line,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “First-quarter sales were down compared with the prior-year quarter as Innophos’ pricing power was offset by the planned discontinuation of low-margin nutrition trading business, order pattern, and impact from Midwest flooding. In addition, there was weaker than expected demand in certain industrial categories. Our ability to maintain an adjusted EBITDA margin equal to last year was due to our cost management efforts implemented in the second half of 2018, continued success in capturing price increases and improved mix. Adjusted EBITDA was sequentially flat, marking the fourth straight quarter of relatively stable adjusted EBITDA.

“During the quarter we made progress with our SPARC new product development program to continue the shift of our product mix to higher levels of attractive Food, Health & Nutrition (FHN) business. We also advanced our efforts to transition to our lower-cost value chain program and we remain on track to achieve our year-end EPS improvement goal.

“As we proceed in 2019, we will continue to execute against our key Strategic Pillar initiatives, including completing the transition of the multi-faceted strategic value chain repositioning, leveraging our value selling to capture price increases, and driving growth through both our SPARC new product development program and evaluating strategic acquisition opportunities. The impact of these efforts, in part, positions Innophos to maintain Adjusted EBITDA guidance for the year, despite resetting revenue guidance to better align with softer market demand that we began to see in Q1,” concluded Mink.

Q1 2019 Results

Variance $ and Variance % in the following tables and comments may not foot due to rounding

$ Millions except EPS

Quarter 1	2019	2018	Variance $	Variance %
Sales	191	205	(14)	(7)%
Net Income	9	11	(2)	(20)%
Adj. Net Income	11	12	(1)	(6)%
EBITDA	26	30	(4)	(14)%
Adj. EBITDA	30	32	(2)	(7)%
Diluted EPS	0.44	0.55	(0.11)	(20)%
Adj. Diluted EPS	0.57	0.61	(0.03)	(5)%
Cash from Ops	(9)	1	(11)	BIG
Free Cash Flow	(19)	(14)	(6)	(43)%

•

Sales were 7% below prior year as 4% selling price increases were offset by a 3% volume decline from discontinued low-margin nutrition trading business, 6% lower volumes from order pattern and impact from Midwest flooding, and a 2% decline from softer demand in certain industrial market segments.

•	GAAP Net Income of $9 million and diluted EPS of $0.44 were down versus the prior year due to severance costs and Mexico natural gas supply adjustment charges incurred in the first quarter of 2019.

•	The previously communicated supply imbalance in Mexico’s natural gas network was sequentially similar, with a $2 million impact in the quarter, after $1 million of adjustments for non-GAAP purposes.

•	Adjusted EBITDA of $30 million was down 7% year over year but remained relatively stable for the past four quarters.

•	Adjusted EBITDA margin of 16% was relatively flat year over year but up 37 basis points sequentially.

•	Adjusted diluted EPS of $0.57 was down year over year due to lower volumes.

•	Free Cash Flow was a use of $19 million due to seasonal working capital effects.

Q1 2019 Segment Financials

Q1 Sales	2019 $ Millions	2018 $ Millions	Variance $	Variance %
FHN	115	126	(11)	(9)%
IS	63	63	0	0%
Other	13	16	(3)	(16)%

Total IPHS	191	205	(14)	(7)%

Q1 Adj. EBITDA	2019 $ Millions	2018 $ Millions	2019 $ Margin	2018 $ Margin
FHN	17	21	15%	16%
IS	10	11	15%	17%
Other	4	1	27%	5%

Total IPHS	30	32	16%	16%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN sales declined 9% year over year (price +4%, volume -13%) as strong price increases were offset by lower volumes due to the Company’s decision to discontinue a portion of low-margin nutrition trading business and order pattern; adjusted EBITDA margins were sequentially similar to the past three quarters but 173 bps below Q118 due to increased freight market rates and other input costs

•

IS sales were flat year over year (price +4%, volume -4%) with volumes impacted by order timing related to Midwest flooding and softer demand due in part to the “indirect” unfavorable tariff impact on our international sales from competition redirecting mostly technical grade product; adjusted EBITDA margins were up 61 basis points sequentially but 167 basis points below the same quarter last year due to the noted “indirect” tariff impact

•	Other sales were down 16% (price -1%, volume -16%) due primarily to order pattern; adjusted EBITDA margins were 27%, up significantly from the prior year due to improved product mix

Full Year 2019 Outlook

The Company is reiterating its previously provided 2019 Adjusted EBITDA guidance and reducing its revenue expectations.

Revenues are now forecasted to be 1-2% below 2018 revenue of $802 million. This revised range reflects the impact from the softer demand the Company began to experience in Q1 in certain industrial categories. The Company expects the order pattern and Midwest flooding timing delays experienced in the first quarter to rebound over the next two quarters. Additionally, Innophos continues to expect positive year-over-year revenue contribution from price increases and new product wins to be offset by the discontinuation of lower-margin FHN nutrition trading business in 2018, lower co-product sales in the Other segment due to efficiency improvements, and indirect tariffs pressure from competition redirecting mostly technical grade product to international markets.

Innophos continues to expect Adjusted EBITDA to grow 1-3% in 2019 from $125 million in 2018, with phasing in the range of 42-45% in H1 and 55-58% in H2.

In Q2 2019, Innophos will undergo and complete a planned annual maintenance shut down on one of its production units at the Coatzacoalcos, Mexico facility. This will result in $3 million of maintenance and under-absorption costs, which were already reflected in the Company’s 2019 guidance.

From a GAAP and cash perspective, the expectation is that costs will be higher during H1. The anticipated non-recurring portion is expected to be adjusted for non-GAAP reporting purposes, such as value chain transition expense, which was completed in Q119, and Mexico natural gas supply adjustment charges.

Capital investments are expected to be in line with 2018 to finalize the value chain and manufacturing optimization program that commenced last year. Average working capital is also estimated to remain in line with 2018.

The Company expects its effective tax rate to operate in the 28-32% range.

Conference Call

Innophos will host its first-quarter 2019 conference call today April 30, 2019 at 9:00 am ET to discuss its earnings results. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.innophos.com. The live call also can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q1 2019 earnings call presentation will be made available on the Company’s website prior to the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website. In addition, a replay of the call will be available between April 30 and May 14, 2019. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13689865.

Additional information on Innophos’ first-quarter 2019 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

###

Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts or share amounts)

	Three Months Ended March 31,
	2019	2018
Net Sales	$191,414	$205,440
Cost of goods sold	155,002	163,213

Gross profit	36,412	42,227

Operating expenses:
Selling, general and administrative	19,442	22,520
Research & development expenses	1,340	1,411

Total operating expenses	20,782	23,931

Operating income	15,630	18,296
Interest expense, net	3,702	2,904
Foreign exchange loss (gain)	(381)	(196)
Other income	(3)	(15)

Income before income taxes	12,312	15,603
(Benefit) provision for income taxes	3,618	4,688

Net income	$8,694	$10,915

Diluted Earnings Per Participating Share	$0.44	$0.55
Diluted weighted average participating shares outstanding	19,654,291	19,711,112
Dividends paid per share of common stock	$0.48	$0.48
Dividends declared per share of common stock	$0.48	$0.48

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended March 31,
	2019	2018
Net Income	$8,694	$10,915
Pre-tax Adjustments
Foreign exchange loss (gain)	(381)	(196)
Severance/Restructuring expense (income)	1,943	980
M&A related costs	166	752
Mexico natural gas supply imbalance charges	1,179	0
Value chain transition	1,595	0
Supplier Q418 payment amortization	(1,110)	0
Other	312	0

Total Pre-Tax Adjustments	3,704	1,536
Income tax effects on Adjustments	1,088	461

Adjusted Net Income	$11,310	$11,990

Adjusted Diluted Earnings Per Participating Share	$0.57	$0.61

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended March 31,
	2019	2018
Net Income	$8,694	$10,915
Interest expense, net	3,702	2,904
Provision for income taxes	3,618	4,688
Depreciation & amortization	9,759	11,364

EBITDA	25,773	29,871
Adjustments
Non-cash stock compensation	787	998
Foreign exchange loss (gain)	(381)	(196)
Severance/Restructuring expense (income)	1,943	980
M&A related costs	166	752
Mexico natural gas supply imbalance charges	1,179	0
Value chain transition	1,595	0
Supplier Q418 payment amortization	(1,110)	0
Other	312	0

Adjusted EBITDA	$30,264	$32,405

Percent of Sales	15.8%	15.8%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended March 31, 2019				Three Months Ended March 31, 2018
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$14,406	$8,056	$3,311	$25,773	$18,992	$10,093	$786	$29,871
Non-cash stock compensation	445	312	30	787	565	395	38	998
Foreign exchange loss (gain)	(126)	—	(256)	(382)	(87)	—	(109)	(196)
Severance/Restructuring exp(inc)	1,252	590	101	1,943	593	368	19	980
M&A related costs	166	—	—	166	752	—	—	752
Mexico natural gas supply adj.	263	553	363	1,179	—	—	—	—
Value chain transition	961	570	63	1,594	—	—	—	—
Supplier payment amortization	(577)	(422)	(111)	(1,110)	—	—	—	—
Other	171	117	23	312	—	—	—	—

Adjusted EBITDA	$16,962	$9,776	$3,524	$30,262	$20,815	$10,856	$734	$32,405

Segment Reporting

	Three Months Ended March 31,
	2019	2018
Segment Net Sales
Food, Health and Nutrition	$115,067	$126,363
Industrial Specialties	63,197	63,350
Other	13,150	15,727

Total	$191,414	$205,440

Net Sales % change
Food, Health and Nutrition	(8.9)%
Industrial Specialties	(0.2)%
Other	(16.4)%

Total	(6.8)%

Segment EBITDA
Food, Health and Nutrition	$14,406	$18,992
Industrial Specialties	8,056	10,093
Other	3,311	786

Total	$25,773	$29,871

Segment EBITDA % of net sales
Food, Health and Nutrition	12.5%	15.0%
Industrial Specialties	12.7%	15.9%
Other	25.2%	5.0%

Total	13.5%	14.5%

Depreciation and amortization expense
Food, Health and Nutrition	$6,388	$7,322
Industrial Specialties	3,179	3,736
Other	192	306

Total	$9,759	$11,364

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended March 31, 2019
	Price	Vol/Mix	Total
Reportable Segments
Food, Health and Nutrition	4.4%	(13.3)%	(8.9)%
Industrial Specialties	3.5%	(3.7)%	(0.2)%
Other	(0.9)%	(15.5)%	(16.4)%

Total	3.7%	(10.5)%	(6.8)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDARIES
Condensed Consolidated Statement of Cash Flows (Unaudited)
(Dollars in thousands)
	Three Months Ended March 31,
	2019	2018
Cash flows provided from (used for) operating activities
Net income	$8,694	$10,915
Adjustments to reconcile net income to net cash provided from (used for) operating activities:
Depreciation and amortization	9,759	11,364
Amortization of deferred financing charges	107	108
Deferred income tax provision	69	—
Share-based compensation	787	998
Changes in assets and liabilities:
Accounts receivable	(9,156)	(175)
Inventories	6,640	(8,772)
Other current assets	1,026	308
Accounts payable	(20,578)	(6,581)
Other current liabilities	(5,542)	(5,856)
Changes in other long-term assets and liabilities	(1,280)	(837)

Net cash (used for) provided by operating activities	(9,474)	1,472

Cash flows used for investing activities:
Capital expenditures	(9,924)	(15,065)

Net cash used for investing activities	(9,924)	(15,065)

Cash flows provided by (used for) financing activities:
Long-term debt borrowings	35,000	40,000
Long-term debt repayments	(5,000)	(5,000)
Restricted stock forfeitures	(212)	(251)
Dividends paid	(9,414)	(9,380)

Net cash provided by (used for) financing activities	20,374	25,369

Effect of foreign exchange rate changes on cash and cash equivalents	—	164

Net change in cash	976	11,940
Cash and cash equivalents at beginning of period	20,197	28,782

Cash and cash equivalents at end of period	$21,173	$40,722

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended March 31,
	2019	2018
EBITDA	$25,773	$29,871
Operating Working Capital	(34,218)	(28,700)
Taxes paid	(2,625)	(3,378)
Interest paid	(3,614)	(3,081)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	5,210	6,760

Net cash provided from operation	$(9,474)	$1,472

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended March 31,
	2019	2018
Adjusted EBITDA	$30,264	$32,405
Operating Working Capital	(37,922)	(30,236)
Taxes paid	(2,625)	(3,378)
Interest paid	(3,614)	(3,081)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	4,423	5,762

Net cash provided from operation	$(9,474)	$1,472

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended March 31,
	2019	2018
Cash from Operations	$(9,474)	$1,472
Capital Expenditures	(9,924)	(15,065)

Free Cash Flow	$(19,398)	$(13,593)

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$21,173	$20,197
Accounts receivable, net	111,720	102,564
Inventories	173,563	180,203
Other current assets	23,068	24,094

Total current assets	329,524	327,058
Property, plant and equipment, net	237,327	240,235
Lease right-of-use assets	53,305	—
Goodwill	152,767	152,767
Intangibles and other assets, net	92,215	95,094

Total assets	$865,138	$815,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and other	54,582	80,007
Other current liabilities	50,242	49,993

Total current liabilities	104,824	130,000
Long-term debt	330,000	300,000
Long-term lease liabilities	46,858	—
Other long-term liabilities	36,910	49,639
Total stockholders’ equity	346,546	335,515

Total liabilities and stockholders’ equity	$865,138	$815,154

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures plus cash received from sale leaseback transactions.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes

EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash and cash equivalents less total current liabilities plus current portion of capital leases.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its expectation for adjusted earnings to 2019 GAAP net income given the dynamic nature of the strategic value chain repositioning program expenses and potential Mexico energy charges that may be incurred. In addition, Innophos is not able to provide a reconciliation of its 2022 expectation for adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022. As a result we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income for 2019 or 2022 or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.